Exhibit 4.5

THIS SECURITY IS A GLOBAL SECURITY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED	PRINCIPAL AMOUNT
No:

CUSIP:

Jabil Circuit, Inc.

8.250% SENIOR NOTES DUE 2018

JABIL CIRCUIT, INC., a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received hereby promises to pay to Cede & Co., or registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) on March 15, 2018 (“Stated Maturity”) and to pay interest thereon from January 16, 2008 or from the most recent date in respect of which interest has been paid or duly provided for, on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing September 15, 2008, and at Stated Maturity or upon such other date on which the principal of this Note becomes due and payable, whether by declaration of acceleration, notice of redemption or otherwise, and including any Redemption Date or Change in Control Purchase Date (each such date, “Maturity”), at the rate of 8.250% per annum (which interest rate may be adjusted as set forth on the reverse hereof), until the principal hereof and premium, if any, hereon is paid or duly made available for payment and on any overdue principal or premium, if any, and (to the extent that payout of such interest is lawful) on any overdue installment of interest at the same rate per annum during the period in which such principal or premium, if any, or interest remains unpaid. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to below, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered as of the close of business on March 1 or September 1, as the case may be (whether or not a Business Day), immediately preceding such Interest Payment Date (each such date, a “Regular Record Date”). Any such interest that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder of this Note on such Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of, and premium, if any, and interest on, this Note will be made at the office or agency maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person in whose name this Note is registered at the close of business on the related record date; provided further, that, notwithstanding anything else contained herein, if this Note is a Global Security and is held in book-entry form through the facilities of the Depository, payments on this Note will be made to the Depository or its nominee in accordance with the arrangements then in effect between the Trustee and the Depository.

Reference is hereby made to the further provisions of this Note set forth on the succeeding pages hereof, which further provisions shall for all purposes have the same effect as if set forth herein.

IN WITNESS WHEREOF, JABIL CIRCUIT, INC. has caused this instrument to be duly executed.

JABIL CIRCUIT, INC.

By
Name:	Forbes I.J. Alexander
Title:	Chief Financial Officer

Attest:

By
Name:	Robert L. Paver
Title:	Secretary

Date:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein, referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Jabil Circuit, Inc.

8.250% SENIOR NOTES DUE 2018

This Note is one of a duly authorized issue of Securities of the Company issued under an Indenture, dated as of January 16, 2008 (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A. (the “Trustee,” which term includes any successor trustee under the Indenture), designated as the 8.250% Senior Notes due 2018 (the “Notes”), limited to $250,000,000 aggregate principal amount, subject to the provisions of the Indenture. Reference is made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. All terms used in this Note set forth below which are not defined herein and which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The interest rate payable on this Note is subject to adjustments from time to time if either of Moody’s Investor Services, Inc. (“Moody’s”) or Standard & Poor’s Rating Services, a Division of The McGraw-Hill Companies, Inc. (“S&P”), or any Substitute Rating Agency (as defined below) downgrades (or subsequently upgrades) the credit rating assigned to this Note, as set forth below.

If the rating of the Notes from Moody’s, S&P or any Substitute Rating Agency that rates the Notes is decreased to a rating set forth in the following table with respect to that Rating Agency (as defined below), the per annum interest rate on this Note will increase from that set forth on the face of this Note by the percentage set forth opposite that rating (plus any applicable percentage resulting from a decreased rating by the other Rating Agency):

Moody’s*	Percentage	S&P*	Percentage
Ba2	0.25%	BB	0.25%

Ba3	0.50%	BB–	0.50%

B1	0.75%	B+	0.75%

B2 or below	1.00%	B or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on this Note has been adjusted upward as a result of a decrease in a rating by a Rating Agency and that Rating Agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the per annum interest rate on this Note will be decreased such that the per annum interest rate equals the interest rate set forth on the face of this Note plus the percentage set forth opposite the rating in effect immediately following the increase in the table above (plus any applicable percentage resulting from a decreased rating by the other Rating Agency); provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Notes to “Ba1” (or its equivalent if with respect to any Substitute Rating Agency) or higher or S&P or any Substitute Rating Agency subsequently increases its rating of the Notes to “BB+” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on this Note will be decreased to the per annum interest rate set forth on the face of this Note (plus any applicable percentage resulting from a decreased rating by the other Rating Agency).

No adjustment in the interest rate of this Note shall be made solely as a result of a Rating Agency ceasing to provide a rating. If at any time less than two Rating Agencies provide a rating of the Notes, the Company shall use its commercially reasonable efforts to obtain a rating of the Notes from another Rating Agency, to the extent one exists, and if another such Rating Agency rates the Notes (such Rating Agency, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the per annum interest rate on this Note pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the per annum interest rate on this Note shall increase or decrease, as the case may be, such that the interest rate equals the interest rate set forth on the face of this Note plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency). For so long as (i) only one Rating Agency provides a rating of the Notes, any increase or decrease in the interest rate of this Note necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Rating Agency provides a rating of the Notes, the interest rate on this Note shall increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the face of this Note.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of any and all other adjustments. In no event shall (1) the per annum interest rate on this Note be reduced below the interest rate set forth on the face of this Note or (2) the total increase in the per annum interest rate on this Note exceed 2.00% above the interest rate set forth on the face of this Note.

Any interest rate increase or decrease described above will take effect on the next Business Day after the rating change has occurred.

The interest rate on this Note will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if this Note become rated “Baa2” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “BBB” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Rating Agency, in each case with a stable or positive outlook.

The Indenture provides for the defeasance of the Notes and certain covenants in certain circumstances.

This Note is unsecured as to payment of principal and premium, if any, and interest, and ranks pari passu with all other unsecured senior indebtedness of the Company.

Interest payments on this Note will include interest accrued to but excluding the applicable Interest Payment Date or Maturity hereof, as the case may be. Interest payments for this Note shall be computed and paid on the basis of a 360-day year of twelve 30-day months.

In the case where the applicable Interest Payment Date or Maturity with respect hereto, as the case may be, does not fall on a Business Day, payment of principal, premium, if any, or interest otherwise payable on such day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or at Maturity and, unless the Company defaults on such payment, no interest shall accrue with respect to such payment for the period from and after the Interest Payment Date or such Maturity, as the case may be, to the date of payment on such next succeeding Business Day. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York.

The Notes will not be subject to any sinking fund and, except as provided in the Indenture or herein, will not be redeemable or repayable prior to their Stated Maturity.

The Notes are redeemable as a whole or in part, at the Company’s option at any time, at a Redemption Price equal to the greater of (i) 100 percent of the aggregate principal amount of the Notes being redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes being redeemed, discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50% (50 basis points), plus, in each case, accrued and unpaid interest on the Notes to, but not including, the Redemption Date. The Company will, however, pay the interest installment due on any Interest Payment Date that occurs on or before a Redemption Date to the Holders as of the close of business on the Regular Record Date immediately preceding that Interest Payment Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such Redemption Date.

“Independent Investment Banker” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., or their respective successors as may be appointed from time to time by the Trustee after consultation with the Company; provided, however, that if any of the foregoing ceases to be a primary United States Treasury securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Rating Agency” means (i) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and two other Primary Treasury Dealers selected by the Company, and each of their respective successors and any other Primary Treasury Dealers selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City Time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such Redemption Date.

If (a) the Company shall have on any date (the “Succession Date”) consolidated with or merged into, or conveyed or transferred or leased its properties and assets as an entirety or substantially as an entirety to, any Person which is organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia, (b) as result of any change in or any amendment to the laws, regulations or published tax rulings of such jurisdiction, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to the Notes, which change or amendment becomes effective after the Succession Date or which change in official administration, application or interpretation shall not have been available to the public on or prior to such Succession Date and is notified to the Company, such continuing Person would be required to pay any Successor Additional Amounts pursuant to the Indenture or the terms of the Notes in respect of any payments that it may be required to make with respect to any Notes and (c) such obligation cannot be avoided by the Company or such continuing Person taking reasonable measures available to it, the Company or such continuing Person may at its option redeem all (but not less than all) of the Notes, upon not less than 30 nor more than 60 days’ written notice as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount thereof plus accrued interest to the date fixed for redemption; provided however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which a continuing Person would be obligated to pay such Successor Additional Amounts were a payment then due in respect of the Notes, and (b) at the time any such redemption notice is given, such obligation to pay such Successor Additional Amounts must remain in effect.

Holders of Notes to be redeemed will be given notice of redemption, at their addresses as set forth in the Security Register for the Notes, at least 30 and not more than 60 days prior to the Redemption Date. If less than all the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by the Depository, in the case of Notes represented by a Global Security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of the Notes that are not represented by a Global Security.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Notes or portion thereof called for redemption.

The payment of principal of, or premium, if any, or interest on, or in respect of, this Note shall be deemed to include the payment of Successor Additional Amounts provided for in the Indenture or herein to the extent that, in such context, Successor Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture or this Note.

Subject to the terms and conditions of the Indenture, if on or prior to Maturity there shall have occurred a Change of Control Repurchase Event, unless the Company shall have redeemed the Notes prior to such occurrence, the Company shall, at the option of the Holders thereof, purchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of such Holder’s Notes for which a Change of Control Purchase Notice shall have been delivered as provided in the Indenture and not withdrawn by a date which shall be no earlier than 30 days and no later than 60 days from the date that a Repurchase Offer Notice is mailed with respect to the occurrence of such Change of Control, at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the Change in Control Purchase Date.

Any Holder delivering a Change of Control Purchase Notice shall have the right to withdraw such Change of Control Purchase Notice at any time prior to or on the Change of Control Purchase Date by delivery of a written notice of withdrawal in accordance with the provisions of the Indenture.

If any Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

As set forth in, and subject to the provisions of, the Indenture, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes, (ii) the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute such proceedings in respect of such Event of Default in its own name as Trustee thereunder, (iii) such Holder or Holders have offered to the Trustee such indemnity as is reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Notes; provided, however, that such limitations do not apply to a proceeding instituted by the Holder hereof for the enforcement of payment of the principal of, any premium and (subject to certain provisions of the Indenture) interest on, and, if applicable, the Change of Control Purchase Price or any Additional Amounts with respect to, this Note on the respective Stated Maturity or Maturities expressed herein, or, in the case of redemption, on the Redemption Date or, in the case of repayment at the option of the Holder, on the date such repayment is due, or, in the case of a Change of Control or as to any Change of Control Purchase Notice given timely, on the Change of Control Purchase Date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee by entering into an indenture or indentures supplemental thereto with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes. The Indenture also permits the Holders of not less than a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all of the Notes, to prospectively waive compliance by the Company with certain restrictive provisions of the Indenture and to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of any Note issued upon the registration of transfer hereof or in exchange for or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and any interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

The Notes are issuable only in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of any authorized denomination, as requested by the Holder surrendering the same. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any interest on this Note are payable or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to, the Company and the Security Registrar or any transfer agent duly executed by the registered owner hereof or his/her attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount and Stated Maturity will be issued to the designated transferee or transferees.

Subject to the terms of the Indenture, prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any registration of transfer or exchange of this Note, but, subject to certain limitations set forth in the Indenture, the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

This Note shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been executed by the Trustee.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

Please insert Social Security or other identifying number of assignee

(please print or type name and address of assignee)

the within Note and all rights thereunder and does hereby irrevocably constitute and appoint the aforesaid assignee attorney to transfer the within Note on the books kept for registration thereof, with full power of substitution in the premises.

In connection with any transfer or exchange of any of the within Note occurring prior to the Resale Restriction Termination Date:

CHECK ONE BOX BELOW:

1	☐	acquired for the undersigned’s own account, without transfer; or

2	☐	transferred to the Company; or

3	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

4	☐	transferred pursuant to an effective registration statement under the Securities Act; or

5	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

6	☐	transferred in a minimum purchase amount of $250,000 to an institutional “accredited investor” (as defined in Rule 501(a)(l), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements that it is acquiring this Note for investment and not with a view to, or for offer or sale in connection with, any distribution (as contemplated in the Securities Act) or fractionalization thereof or with any intention of reselling the Note or any part thereof, subject to any requirement of law that the disposition of its property will be at all times within its control and subject to its ability to resell this Note pursuant to Rule 144A, Regulation S or other exemption from registration available under the Securities Act; or

7	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee or the Company may require, prior to registering any such transfer of the Notes, in their sole discretion, such legal opinions, certifications and other information as the Trustee or the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Dated:

In the presence of:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever. When assignment is made by a guardian, trustee, executor or administrator, an officer of a corporation, or anyone in a representative capacity, proof of his or her authority to act must accompany the Note. The signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) the Securities Transfer Agents Medallion Program (STAMP); (ii) the New York Stock Exchange Inc. Medallion Signature Program (MSP); (iii) the Stock Exchanges Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Note	Amount of decrease in Principal Amount of this Global Note	Principal Amount of this Global Note following each decrease or increase	Signature of authorized signatory of Trustee